Exhibit 10.7

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***].”  SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

LEASE AGREEMENT

1-                                              THE SUBJECT OF THE AGREEMENT:

The subject of this Lease Agreement (hereinafter referred to as “Agreement”) is the determination of the principles, conditions and terms related to the lease of the Leased Property defined in Article [1.1] by the Lessor to the Lessee and the mutual rights and obligations of the Lessor and the Lessee.

1.1                                        Leased property:

It is the section of which section number and area is written below, and of which qualifications are written in article (3), of which area and location has been determined in the Location (Floor) Plan (ANNEX-1), and the area located in the 2nd Tower  (office floors) Block structure of the real estate named, which is the main property consisting of the 1st Tower [residential floors], 2nd Tower [office floors]  and the Three Block Building named as Shopping Center and built on a 20,651.70 m2 plot of land registered in Mecidiyeköy Mah., Şişli, İstanbul, in the address of İstanbul Province, Şişli District, Mecidiyeköy Mahallesi, Sheet No 298, Plot No 2524 Island and Parcel No 3.

Section No.                                                                      :               [2nd Floor] 417-418-419-420-421-422

[3rd Floor] 423-424-425-426-427-428

Area                                                                                                          :               [2nd Floor]: 2.010 m2

[3rd Floor]: 1.959 m2 for a total of 3,969 m2

1.2                                        Lessor:

ORTADOĞU OTOMOTİV TİCARET A.Ş.

Burhaniye Mahallesi, Kısıklı Caddesi, No:65 Üsküdar — İstanbul

1.3                                        Lessee:

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş.

Kuştepe Mahallesi, Mecidiyeköy Yolu Cad. No: 12 K:2 Şişli — İstanbul

1.4                                        Monthly Rental Fee:

Between 01/01/2015 and 31/05/2015 USD 127,008 + VAT per month (1m2 price USD 32)

Between 01/06/2015 and 31/05/2016 USD 130,977 + VAT per month (1m2 price USD 33)

Between 01/06/2016 and 31/05/2017 USD 138,915 + VAT per month (1m2 price USD 35)

1.5                                        Total Rental Fee:

The total rental fee for the entire agreement period is [***].

1.6                                        Commencement and Duration of the Agreement;

The starting date of this Agreement is 01/01/2015 [One January Two thousand fifteen]. The agreement period is the period from 01.01.2015, the start date of the agreement, to 31.05.2017, the end date of the agreement, and it is determined as 2 years and 5 months in total.

1.7.                                     Common Expenses and Participation Shares:

By signing this Agreement, the Lessee accepts, declares and undertakes that he/she is obliged to pay the common expense share to be determined by the Board of Directors and/or Block Structure Managers of the Main Property and Block Structures and their Professional Administrations in relation to the Leased Property and/or to pay all kinds of costs related to use and security, cleaning, electricity, cold and hot water, heating and cooling expenses related to common areas, operating and maintenance expenses of elevators, social facilities and common areas, general management and other expenses, including but not limited to these, are “common expenses” and to participate in these expenses. The provisions regarding the calculation, determination and payment of participation shares in these expenses are included in Article [8] of this Agreement.  The participation shares to be paid monthly and in advance shall be notified to the Lessee at the beginning of each rental period [calendar year] and the monthly participation shares for the first rental period shall be notified to the Lessee together with the rental invoice in the first month starting from the beginning of the Agreement and shall be paid.

2-                                              DEFINITIONS:

The terms used in this Agreement and its annexes contain the following meanings. In this context,

Main Property                                                                                                                            The area located in the 2nd Tower (office floors) Block structure of the real estate,  which is the main property consisting of the 1st Tower [residential floors],  2nd Tower [office floors] and the Three Block Building named as Shopping Center and built on a 20,651.71 m2 plot of land registered in Mecidiyeköy Mah., Şişli, İstanbul, in the address of İstanbul Province, Şişli District, Mecidiyeköy Mahallesi, Sheet No 298, Plot No 2524 Island and Parcel No 3.

The Shopping Mall                                                                                                    The whole of the shopping floors, common areas, service areas and parking areas in which there are stores and stands in many different areas and locations and commercially operated with special usage and management provisions other than the 1st Tower [residential floors] and 2nd Tower [office floors] in the Main Property

1. Tower Housing Floors

[Residence]                                                                                                                                                All independent sections, floors and common areas

allocated to them, service areas and parking areas, if any, located outside the shopping mall and 2nd Tower [office floors] of the Main Property and to be used for residential or similar purposes,

1. Tower Office Floors                                                                               All independent sections, floors, common areas allocated to them, service areas and parking areas, if any, to be used for office or similar purposes including the Leased Property, located outside the shopping mall and 1st Tower [residential floors] of the Main Property,

Trade Center                                                                                                                                    The Shopping Mall and 2nd Tower [office floors] Block Structures,

Agreement                                                                                                                                                  This lease agreement and its annexes forming an integral part.

Location [Floor] Plan                                                                                     The plan showing the location, area and section numbers of the floors, offices and other sections in the 2nd tower [Annex-1],

Monthly Rental Fee                                                                                                 The rental fee + VAT that the Lessee is obliged to pay each month,

Payments Plan                                                                                                                            The document showing the nature, amount and time of the payments to be made by the Lessee, including the rental price, in accordance with the provisions of the agreement and during the term [Annex-2],

Public places                                                                                                                                      All circulation, evacuation, goods acceptance areas, green areas, parking lots and their transportation routes in and outside the Main Property all places used in general services or allocated to the collective use of all residents, common places defined by the Law,

Office/

Lessee’s Technical Specifications                     The specification containing the rules and technical requirements to be complied with during the works related to interior arrangement, decoration, installation works and similar manufacturing and construction works to be performed by the Lessee in the Leased Property [Annex-4],

Technical Control Agreement                                        Controlling the projects and procedures in electrical, mechanical and construction and decoration issues in the Leased Property and approving the completed works.  The Agreement required and obligatory to be concluded between a special technical control company determined by the Lessor and the Lessee and the attached sheets [Annex-5],

Leased property’s:

delivery receipt report                                                                                The “ delivery receipt report “ evidencing that the Lessee has received the Leased Property in accordance with the provisions of the Agreement [Annex-6],

The parties                                                                                                                                                It refers to the Lessor and the Lessee.

3-                                              LOCATION and FEATURES of THE LEASED PROPERTY;

The Lessor may change the area and/or location of other offices and other locations, usage and allocation methods, department and/or independent section numbers, internal and external entrance routes, internal and external door entrances. However, the Lessee has no right and authority to make any changes related to the location and exterior appearance of the entrance door of the Leased Property.

4-                                              DELIVERY AND DECORATION OF THE LEASED PROPERTY:

4.1                                        The Lessor has delivered the Leased Property to the Lessee indicating “ceiling, floor, air conditioning, electricity and other necessary installations have been made”. upon the signature of the agreement.

The Lessee has inspected the Leased Property and the Main Property it is located in before the signing of the Agreement and has signed this Agreement by agreeing to rent the Leased Property in its current form.

4.2                                        The Lessee shall have all kinds of decoration, repair, renovation, facade, door, interior arrangement and installation [electrical, plumbing and mechanical installation and similar] works and all other construction and repair works of the Leased Property made in accordance with the “Office/Lessee’s Technical Specification” and by paying their expenses.  However, before performing the decoration, construction, modification or repair works, the Lessee is obliged to submit the work program showing the dates of performance of these works to the Lessor, to obtain the written consent of the Lessor and to notify the Lessor in writing on the date of completion of the works. In case the matters listed in this article are made without the written consent of the Lessor, the Lessee is obliged to return the Leased Property immediately by paying all costs and damages upon written warning.

4.3                                        The Lessee shall obtain permission from the technical control company for all kinds of construction, mechanical and electrical installation works to be carried out in the Leased Property and shall allow the Leased Property to be examined by the technical control company for the inspection and control of all kinds of manufacturing to be carried out.

4.4                                        The lessee shall correct the missing and faulty productions detected by the technical control company and notified to technical control company  as soon as possible.  The Lessee’s ability to start or continue its activity depends on the correction of all incomplete and faulty productions notified to it and obtaining a letter of conformity from the technical control company for all manufacturing, repair, modification and similar works.

4.5                                        The Lessee is obliged to obtain the electrical energy to be used for construction site works or interior arrangement, decoration and installation works from the energy source to be shown by the Lessor.  In this period, the usage price of the energy to be consumed by the Lessee is determined by the filter meter to be installed by the Lessor and the cost is invoiced to the Lessee,

4.6                                        The Lessee may not claim the decoration expenses from the Lessor and may not deduct these expenses from the rental price and common expenses in any way.

4.7                                        The Lessee’s ability to put logos or signs on the exterior of the Leased Property in common areas is strictly subject to the written approval of the Lessor. The Lessee shall pay all kinds of taxes, duties and fees if the Lessor gives written permission to put the logos or signs outside the Leased Property.

4.8                                        The Lessee is obliged to protect the Leased Property with all its decorations in the best way and to have it regularly maintained and repaired at all costs arising from its use.  The Lessee may not claim any fee from the Lessor for the expenses related to maintenance and repair for protection purposes to be made in the Leased Property under any name [e.g. contribution share and similar].

4.9                                        On the other hand, in all cases where the Leased Property is required to be returned to the Lessor, the Lessee is obliged to evacuate the Leased Property in an empty and best way and deliver it to the Lessor by eliminating all damages arising out of ordinary use. The Lessee shall return the Leased Property at the time of evacuation in full, clean, as received and without deterioration on the exterior.  Delivery shall be made with a written Evacuation Delivery Minute and within this scope, on the date of evacuation of the Leased Property, the Lessee and the Lessor shall issue a Damage Assessment Minute on the matters that need to be repaired by the Lessee by performing or having done the necessary technical examination in the Leased Property and shall make this Minute in addition to the Evacuation Delivery Minute.  In case the Lessee refrains from signing both the Evacuation Delivery Report and the Additional Damage Assessment Report or fails to have the repairs of the incidental damages made in person, the matters determined by the Damage Assessment Report shall be made by the Lessor and shall be collected from the Lessee against the invoice with 20% more value.  The Lessee is obliged to prove that the Leased Property has been delivered to the Lessor.

At the end of the agreement period, the Lessee shall deliver all movable decoration material without damaging the Main Property and the Leased Property.  The Lessee shall in no way claim expense or cost from the Lessor on the grounds that it has left a value (additional decoration) in the Leased Property in the evacuation.

5-                                              PROVISIONS RELATED TO THE COMMENCEMENT DATE AND DURATION OF THE AGREEMENT;

5.1                                        The effective date of the Agreement is accepted as the starting date of the Agreement period specified in Article [1.6] and accordingly, the Lessee’s responsibility to pay the rental price, the expenses of the Lessee and the common expense advances as 01/01/2015 [One January Two Thousand and Fifteen].

5.2                                        In order for the Agreement to be terminated at the end of its term, the Lessee must notify the Lessor of his/her will in writing in the form of a “notice of termination” declaration at least 3 (three) months before the expiry date of the Agreement.

5.3                                        If the Lessee fails to notify the termination-will in writing, the Agreement shall deemed extended with the terms and conditions in the agreement if the Parties establish an absolute and written agreement on the rental price at least 3 months before the expiry of the Agreement period.  In the event that the termination will not be notified and the rental price cannot be agreed, it shall be terminated at the end of the agreement period and the Lessee shall evacuate the Leased Property,

5.4                                        The Lessee guarantees and undertakes to operate as the Lessee for a minimum of 24 [twenty-four] months from the commencement date of the Agreement period in the Leased Property, and the Lessee, who has put his business into operation, accepts, declares and undertakes in advance to pay the Lessor the sum of the rental fees corresponding to the entire period between the evacuated date and the guaranteed 24 (twenty-four) month rental period as a penalty condition, either as a result of a lawsuit to be filed by the Lessor due to the failure to fulfill his/her obligations; or if he/she evacuates the Leased Property before the 24 (twenty-four) month period specified by his/her own will.

On the other hand, the Lessee has graduated and is authorized to evacuate the Leased Property at any time before the expiry of the lease period but only after the expiry of the 24-month period guaranteed by the Lessee with a notice to be made at least three months in advance, and in this case, there will be no rental fee, common expense advance and/or compensation payment for the remaining lease period.

6-                                              PROVISIONS RELATED TO THE MONTHLY RENTAL FEE;

Monthly Rental Fee of the Leased Property is the amount determined in Article [1.4] + VAT.

6.1                                        The Lessee shall calculate the Turkish Lira equivalent of the Monthly Rental Price  at the Central Bank of the Republic of Turkey Foreign Exchange Sales Rate on the first business day of each month and shall pay it together with its VAT and in advance to the Lessor’s bank account by 17.00 on the 5th day of the relevant month.

6.2                                        The Lessor shall submit the invoice to the Lessee for the Monthly Rental Fee + VAT by calculating it at the Central Bank of the Republic of Turkey Foreign Exchange Sales Rate on the first business day of each month within the legal period.

6.3                                        If the Lessee delays the Monthly Rental Fee + VAT payments to be made until 17:00 on the 5th day of each month, the default interest shall be calculated at the rates specified in the Agreement for the delayed days and the invoice shall be issued by applying VAT to this interest and these invoice amounts shall be paid by the Lessee separately to the bank account of the Lessor.

6.4                                        If the Monthly Rental Fee of any three months within a rental period is not paid in whole or in part in the form and period determined by the Agreement, the 12-Month Rental Fee following the last violation shall become due.  If the rental period is less than 12 months, the Monthly Rental Fees for the remaining period shall be due. The Lessor reserves the right to demand the evacuation of the Leased Property upon the termination of the Agreement due to default and the Lessee is obliged to pay the amount to be calculated in accordance with the provisions of Article [9.3] of the Agreement to the Lessor as termination compensation.

6.5                                        Regardless of whether it is caused by Lessee or not, the Lessor shall not be liable for failure to obtained the necessary permits and licenses related to the work to be occupied by the Lessee or partial or complete disability of Lesses rights In such case Lessee who evacuates the Leased Property without commencing or terminating his activity for these reasons shall be obliged to pay the penalty clause to be calculated in accordance with the provisions of Article [5.4] to the Lessor.

7-                                              EXPENSES OF THE LESSEE

The lessee is obliged to pay the expenses related to the Leased Property and its operation that are not common expenses on a regular basis.

In the event that the necessary structure for the establishment of the subscription process directly with the relevant supplier organizations in terms of the provision of consumption services in the Leased Property can be established, the Lessee shall establish the subscription relationship with the relevant organizations by covering its expenses related to the supply of these services and pay their prices. If some or all of these services are provided by the Lessor without subscribing to the relevant institution personally, the consumption fees shall be paid to the Lessor and any decision to be taken on the determination and collection of the consumption amounts shall be complied with by the Lessee.

7.1                                        Based on the values measured in filtered meters and/or calorimeters to be installed by the Lessor for electricity, cold and hot water used in the Leased Property, the amounts to be calculated will be paid to the Lessor against the invoice;

7.1.1.                           In electricity consumption; by adding technical distribution and transmission loss cost and distribution expenses [not exceeding legally stipulated distribution and transmission technical loss rates] to the unit prices determined by the authorized electricity institution,

7.1.2.                           In cold-water consumption; according to the tariff principles determined by ISKI,

7.1.3.                           In hot water consumption; by adding heating cost to the cold water tariff determined by ISKI,

7.1.4.                           In the use of cold and hot water for heating and cooling purposes, the amounts to be calculated by taking into account the heating and cooling costs shall be paid to the Lessor against the invoice.

If the limits stipulated by the institution purchasing energy for the reactive power consumption controlled centrally by the automation system are exceeded, the Lessee shall fulfill this immediately if the Lessor requests the Lessee to make the necessary individual compensation for its own power.

7.2                                        The Lessee shall pay the costs of other services provided to the Leased Property and its business to the Lessor against the invoice over the amounts to be calculated based on the tariffs of the supplier organizations.

7.3                                        The Lessee shall be liable for the signing and termination of telephone, data and similar subscription contracts allocated for use in the Independent Leased Property, the supply of meters, consumption, and the deposit of the deposits to the relevant institution and the related expenses and all related payments. The Lessee may not request a guarantee or participation share from the Lessor, and the costs of connection input modifications, meter replacement, internal installation works and main network replacement that may be requested by all kinds of installations and distribution companies shall be borne by the Lessee.

7.4                                        All kinds of legal, financial and criminal liabilities, including the payment of all kinds of fees, expenses and other expenses related to the procedures of obtaining and renewing all kinds of licenses and similar permits required to be obtained from public and/or private institutions in relation to the activity to be occupied in the Leased Property, are exclusively under the responsibility of the Lessee.

7.5                                        The Lessee shall be responsible for the existing or future taxes arising from the rental, use and activities of the Leased Property; the Lessor shall be responsible for the taxes arising from the Leased Property.

7.6                                        Upon the request of the Lessee, the Lessee shall pay the costs related to the productions to be made in the Leased Property by the Lessor on behalf of the Lessee.

8-                                              COMMON EXPENSES AND PAYMENT TERMS

In addition to and independently of the Monthly Rental Fee and the expenses of the Lessee, the Lessee is obliged to participate in the management and similar “common expenses” and to make the related payments regularly on the specified dates.  The lessee knows that the common expenses will be made at the levels appropriate to the contemporary and luxurious nature of the Main Property and therefore the 2nd Tower Block Building and the continuity of this quality and accepts all the consequences in advance.

8.1                                        The Lessee shall pay the monthly advance amounts determined in relation to the common expenses to the Lessor until 17.00 on the 5th day of the relevant month.

8.2                                        Management expenses will be determined according to the [estimated] budget to be made for each calendar year and covering annual management and operating expenses. Based on this estimated budget, which amount of annual and monthly participation share advance will be paid for each m2 area that can be rented on the second Tower Office Floors will be determined and established.

8.3                                        Monthly payments to be made shall be considered as advances in accordance with the principle of estimating the budget for administrative expenses or other common expenses and the final account shall be made at the end of the calendar year to which the budgets belong.

8.4                                        A parking space of 92 vehicles has been allocated to the Lessee from the parking areas of Tower Block Structure. Operating rights and authority of other parking areas in the Main  Property belong exclusively to the Lessor and it is at the disposal of the Lessor whether it is temporary or indefinite, paid or free of charge. Since the allocation of the parking lot to the service of the customers/visitors and the benefit of the customers/visitors at the highest rate are in the common interest, the Lessee must comply with the measures and decisions and practices to be taken by the Lessor regarding the parking lot operation.

8.5                                        If the Lessee fails to pay the advances of common expense for any three months in a rental period on time and/or makes incomplete or delayed payments, all the common expense advances for that calendar year shall be due.

9-                                              FAILURE TO THE AGREEMENT

9.1                                        Failure or failure of the Lessee to fulfill any of its obligations and obligations arising from the Agreement and its annexes consists a breach of the Agreement and the breach shall be remedied by the Lessee with all costs and expenses and damages, if any, within 10 (ten) days period to be given to the Lessee in writing.  If the contradiction is not remedied within the given 10 (ten) day period, the Lessor may request the termination of the Agreement and the evacuation of the Leased Property.

9.2                                        The termination of the Agreement and the evacuation of the Leased Property shall be required if legal proceedings are initiated against the Lessee through bankruptcy and a warehouse decision is issued, if the Lessee has applied to the court with the request for the determination of the deadline related to the concordat, becomes insolvent, adjudicates for bankruptcy, declares concordat, terminates, dissolves, enters into liquidation or if the execution proceedings are initiated by seizure or conversion of the pledge into money to cause such situations, or if the Lessee requests postponement of bankruptcy from the person referred to in Article 179 of the Turkish Commercial Code or enters into a situation listed in Article 324 of the Turkish Commercial Code.

9.3                                        In the event that the Agreement is unilaterally terminated by the Lessor due to the violation of the Agreement by the Lessee, the Lessee is obliged to pay the total of the 6 (six) months rent following the termination date to the Lessor as termination compensation, and in cases where the provisions of Article [5.4] need to be applied, the termination compensation subject to this article shall not be paid, however, the Lessor’s other damages are reserved.

10-                                       SPECIAL PROVISIONS RELATED TO THE USE OF THE LEASED PROPERTY

10.1                                 The Lessee shall use the Leased Property as an office and cannot change the purpose of use; on the contrary, this behaviors will be the reason for evacuation. If the Leased Property is used contrary to its purpose, the Lessee is obliged to pay the penalty amount to be calculated over 25 [twenty-five] US Dollars per m2 of the Leased Property, even if the violation is immediately remedied.If the violation is not remedied  and the Lessor exercises its right to terminate the Agreement the amount to be calculated according to the provisions of Article [9.3] will be paid as termination compensation to the Lessor.

10.2                                 The lessee shall operate on his/her own behalf and account in accordance with the business name and commercial title and field of activity, and the tax liability and therefore the tax certificate shall be in his/her name.

10.3                                 The Lessee may not make any changes to the Leased Property, create additional space, demolition, and wall or arch drilling and similar construction works. If it is determined that such an action has been taken, the Lessor requests the remedy of the violation with a warning of 10 [ten] days to be sent to the Lessee. If the violation is not remedied within this period the Lessor can remedy this contradiction and the amount shall be collected from the Lessee against the invoice with 20% more.

10.4                                 If the maintenance works required to be carried out in the Leased Property on a compulsory and periodic basis [for example, maintenance and repair of the installation, fire and safety system and security related maintenance etc.] are not carried out by the Lessee in a timely and appropriate manner and/or are not carried out, the relevant renewal and maintenance works shall be carried out by the Lessor and shall be collected from the Lessee in return for an invoice with 20% more of the costs.

10.5                                 The architectural and engineering costs of all kinds of beautification, arrangement, installation and renovation procedures that can be made with the permission of the Lessor shall be paid by the Lessee and the procedures shall be carried out under the supervision and supervision of the technical control company authorized by the Lessor. These changes once made, they may not be disassembled, removed or changed later without the written consent of the Lessor.

10.6                                 The lessee’s sign and directions must be in the dimensions and places determined by the Lessor and must be placed.

The Lessee may not place or occupy any advertising elements such as announcements, posters, signs, plates, inscriptions on the exterior of the Leased Property and Common Areas.  When it comes to the written consent of the Lessor, all related taxes and other expenses shall be borne by the Lessee.

10.7                                 The Lessee accepts, declares and undertakes not to take any attitudes and actions that will directly or indirectly harm the image, reputation and tranquility of the Main Property and therefore the 2nd Tower Block Building, not to make noise, not to play music outside the boundaries of the Leased Property and not to engage in any real and noisy activities.

10.8                                 The Lessee shall be solely responsible for all kinds of security of the Leased Property and the Lessee shall take necessary and compulsory measures for security.

10.9                                 The Lessor does not provide any guarantee regarding the activities and occupation issues of the other workplaces located in the Main Property and therefore in the 2nd Tower Block Building. For this reason, the Lessee may not make any protection, individual competition or similar demands from the Lessor  due to the competition between the Lessor and other companies operating in the Main Property and therefore in the 2nd Tower Block Building, and may not refrain from paying the rental fees and common expense advances or request for deduction.

In this context, The Lessor may, in whole or in part, lease, use, make use, keep empty any part of the common areas as it wishes for the performance of all kinds of activities, change the way they are used and operated, make temporary or permanent changes or modifications. In case of technical necessity, it may perform inspection and repair within the Leased Property.

10.10                          The lessee accepts, declares and undertakes in advance that he/she will comply with all the rules required by and imposed on him/her by the legislation, the Management Plan, the operating rules to be determined by the Lessor, the etiquette, commercial practices, neighborhood obligations and objective goodwill rules, that he/she will fulfill his/her financial, legal and moral obligations and that the personnel he/she employs will fully comply with these rules and regulations, and that he/she is responsible for the damages that will occur due to his/her behaviors in the opposite direction, both on his/her own behalf and in terms of the actions of these persons in accordance with the provisions of objective and joint liability.

10.11                          During the inspections that may be carried out by any official authority, if the Lessee is determined by a report that the Lessee does not comply with the conditions required by the business and/or the Lessee is given a warning penalty, this situation shall be deemed to be violation of the provisions of the Agreement and shall replace the

Lessor’s warning to the Lessee to comply with the provisions of the Agreement.  If the Lessee receives a second warning penalty or a temporary and/or indefinite closing penalty, the Lessor has the right to unilaterally terminate the Agreement and request the evacuation of the Leased Property.  In case the Lessor exercises its right of termination, the Lessee is obliged to pay the amount to be calculated in accordance with the provisions of Article [9.3] to the Lessor as termination compensation. The Lessor reserves the right to claim damages and losses.

11-                                       INSURANCE

11.1                                 At the time of delivery, the Lessee shall insure all installations and equipment, all decorations and furnishings, fixtures and all equipment in the Leased Property against all risks and within the general, special conditions and clauses, fire, lightning, explosion, internal and external floods, aircraft, landslides, storms, floods, snow weights, earthquakes, strikes and lockouts, turmoil, folk movements and malicious movements, terrorist additional guarantees, loss of work and profit, accidental or spontaneous occurrence of the Lessee from the operation of the Leased Property, cooling and heating apparatus, air conditioning and all kinds of other technical systems in a way that will ensure the elimination of damages and damages, replacement of damaged parts with new ones, [all risk] against all kinds of risks, and in a way that the Lessee will not be invalid in case of possible payment delays or disruption of payments, the Lessor will determine the type of insurance and the construction of the Leased Property and will ensure that the whole amount is insured in favor of the Lessor. In all insurance policies to be made, the Lessor shall be shown as either Beneficiary or permanent employee.  In the event that all risks are in the Leased Property and damage the parts outside the Leased Property, compensation for damages outside the Leased Property shall be covered.  The Lessee shall pay insurance premiums. In the insurance policy, “If the premiums of the insurance policy are not paid within 7 (seven) days from the due date shown, the insurer. Notifying the Lessor of the situation with a warning, the Lessor shall request the payment of the premium within 5 (five) business days from the date of notification and shall not nullify the policy or stop the coverage under any circumstances before the expiry of these stipulated periods, and if the damage occurs within these stipulated periods, the damage and damage shall be compensated by the Insurance “clause “ and if the damage occurs in the insured place and the insurer is suspended for more than one month due to the damage, the Lessee shall pay the monthly rental fees that the Lessor is obliged to pay to the Lessor “clauses shall be included. A copy of the insurance receipts and policies shall be given to the Lessor, and in case of damage, the insurance company shall pay the damage amount to the Lessor.  The money received by the Lessor from the insurance company shall be used for the renewal of the damaged Leased Property and fixtures. If the amount compensated by the insurance is not sufficient to make all the damage occurred again, the difference shall be collected from the Lessee within 30 (thirty) days without any warning or notice, even if the Lessee is slightly negligent [and in case of natural defect and intention]. In addition, the Lessee shall also take out personal accident insurance and 3rd party Financial Liability Insurance for all persons including its own personnel, customers and 3rd parties to be present in the Leased Property.

11.2                                 The Parties agree that a reputable insurance company with the consent of the Lessor shall carry out the insurance transactions of the Leased Property.

11.3                                 If the Lessee does not make the necessary insurance transactions, the Lessor may carry out all insurance transactions by notifying the Lessee first in the following insurance policy period. In such a case, the Lessee is obliged to pay the insurance policy fees to be invoiced with 20% more.

12-                                       TRANSFER AND SUB-LEASE PROHIBITION

12.1                                 The Lessee may not transfer, assign, take partners, use with a third party, permanently or temporarily leave the Leased Property to the benefit of others in any way and form, in whole or in part, without the written consent of the Lessor.  Others may not use it under any agreement under operating agreement, franchise agreement or similar names and/or under sub-tenant, user and/or operator or similar names. As an exception to this provision, the Lessee has the right to use Leased Property the property to its affiliates  in this case the Lessee remains as a main responsible against the Lessor. In addition, it shall be able to sub-lease to its affiliates provided that it notifies the Lessor in advance.

12.2                                 The transfer of more than 40% of the shares of the lessee company to third parties in any way is considered breach of the agreement.  This provision does not apply to the transfer transactions to be made to the group companies to which the Lessee is affiliated and to the companies to which the group is affiliated.

12.3                                 The Lessee’s breach of the provisions of this article constitutes a violation of the Agreement. In such case, the Lessor may unilaterally request the termination of the Agreement and eviction of the property.  In case the Lessor exercises its right of termination, the Lessee is obliged to pay the amount to be calculated in accordance with the provisions of Article [9.3] to the Lessor as termination compensation.

13-                                       THE STABILITY OF SPECIAL PROVISIONS RELATED TO LEASING

The Parties have agreed commercially in accordance with the provisions of the Agreement.  Provisions regarding the determination of the Monthly Rental Price differently in US Dollars for the periods within the entire Agreement period, the provision of the increase of the rent as of the end of the agreement, the provision of the amount of compensation in case of early termination, the provision regulating  that the Leased Property cannot be transferred to third parties and similar provisions are essential provisions of the Agreement.  Considering the nature of the Main Property, the Parties mutually accepted that the office tenancy in this concept has different features from the general tenancy relationship, that the Leased Property includes the right of use as well as the absolute usage debt of the Leased Property in accordance with the Agreement, and that the status of the Lessee and the identity of its shareholders are essential elements in the lease and agreed and signed the Agreement within the framework of the provisions of the Agreement. The parties shall not claim invalidity in these matters, which they have agreed upon based on changes made or to be made in the legislation [laws or case law], even on the grounds of public order with their commercially free initiatives.

The Lessee accepts, declares and undertakes in advance that the common expenses agreed in the Agreement are directly related to the use of the Leased Property and therefore, the relations to be established with various persons due to the “connected debt” or the performance of these matters cannot be considered as “relevant agreement”; therefore, its invalidity cannot be put forward under any circumstances and conditions; and that failure to fulfill the common expenses payments in full and on time constitutes a breach of Agreement and a reason for evacuation is a commercial obligation due to the special location of the Leased Property.

14-                                       OTHER PROVISIONS

14.1                                 The fact that the Parties have not exercised their rights arising from the Agreement or the law or the request and collection of penalty clauses due to the violation of any article of the Agreement does not mean that they have waived these rights or waived their rights and receivables arising from this violation or cannot be interpreted as such.  Again, the fact that one of the Parties has not fulfilled its obligations or responsibilities undertaken pursuant to this Agreement or has paid a penalty clause does not mean that the other Party has accepted this issue, has given its consent and the right to request in this regard has disappeared or cannot be interpreted as such.

14.2                                 All penalty clauses specified in this Agreement are of the nature of “Added to Fulfilment” and for whatever reason, deduction and reduction of penalty clauses and/or damages cannot be requested.

14.3                                 In order for the force majeure or unexpected circumstances to have legal consequences in terms of this Agreement, it is necessary that not only the existence of these material cases, but also these cases prevent the fulfillment of the obligations and responsibilities arising from the Agreement and that the related request has been delivered to the other party in writing within 15 (fifteen) days at the latest from the date of the occurrence of the event.

14.4                                 The determination, amendment, implementation and supervision of the rules contained in the Management Plan which is an integral part of the Agreement and other regulations that the lessee and the employees in the Leased Property are obliged to comply with to the same extent are exclusively included in the powers of the Lessor.

14.5                                 The transactions subject to this Agreement regarding both the Main Property and the management of the second Tower Block Building can be carried out partially or completely by the Main Property and the second Tower Block Building Professional Management on behalf and account of the Lessor and this matter is known and accepted in advance by the Lessee.

14.6                                 The rent and the expenses of Lessee along with the common expense advances shall be paid to the bank account determined by the Lessor within the time. The Lessor may change the bank accounts for payments at any time by notifying in writing.

14.7                                 The fact that the lessee has paid a future rent debt cannot be interpreted as paying the rent and common expenses debts in the previous period.

14.8                                 The Lessee shall pay the rent and common expense advances of the Lessee along with the default monthly interest of 2.5% in foreign currency or TL plus the VAT corresponding to this interest of all kinds of debts that may arise from the Agreement.

14.9                                 Payments made by the Lessee, no matter which explanation is written for the payment, are first and foremost deducted from the default interest, if enforcement proceedings are opened, to the fees, expenses and attorneys’ fees, if accrued, to the penalty clause and/or compensation, to the common expenses and then to the rent debt.

14.10                          The Lessee may not transfer and assign its rights and obligations arising from this Agreement to third parties in whole or in part without the written consent of the Lessor.  The provisions of Article 12 of the Agreement are reserved.

14.11                          The Lessee has signed this Agreement acknowledging the possible risks of the assignment and determination of the Rental Fees in US Dollars and assuming all negative consequences. However, within the framework of changing economic conditions, the Lessee may request the adaptation of the Rental Price without prejudice to any legal rights.

14.12                          The agreement issued as a one original copy. The original copy shall remain with the Lessor and a copy shall be given to the Lessee. The Lessor, shall pay stamp Tax and notary fees, if any, and the entire amount shall be invoiced to the Lessee. The Lessee shall pay the said amount to the Lessor’s bank account within 5 days from the invoice date.

14.13                          Any amendments and additions to the Agreement shall be subject to the written form requirement to be signed by the Parties.

14.14                          Istanbul [Central] Courts and Enforcement Offices shall be authorized for disputes arising from the Agreement.

14.15                          Since the parties accept the addresses written at the entrance of the Agreement as the notification address, any correspondence and notifications to be made to these addresses shall be deemed to have been made to the relevant Party.  The Party changing the notification address is obliged to notify the other Party in writing of the new notification address within 7 (seven) days. Otherwise, services and notifications made to the old address shall deemed valid.

14.16                          The Parties shall keep strictly confidential the provisions of this Agreement and non-public information and documents that they will obtain from each other, whether or not they are declared confidential, and shall not give any information or documents to third parties other than the persons and institutions legally authorized to receive information or documents from them. This provision shall remain valid indefinitely even if the Agreement is terminated or ended for any reason.

14.17                          Location [Floor] Plan [Annex-1], Payments Plan [Annex-1], Office / Lessee’s Technical Specification [Annex-3], Delivery / Delivery Receipt Report [Annex-4 | are an indispensable part of the Agreement.

The Agreement consisting of 14 (fourteen) articles and 4 (four) annexes was issued and signed by the Parties on 24/12/2014.

Lessee	Lessor

D-Market Elektronik Hizmetler Ve Ticaret A.Ş.	Ortadoğu Otomotiv Ticaret A.Ş.

/s/ D-Market Elektronik Hizmetler Ve Ticaret A.Ş.	/s/ Ortadoğu Otomotiv Ticaret A.Ş.

ANNEX-4

TRUMP TOWERS 2nd TOWER(OFFICE FLOORS)

LEASED PROPERTY’S DELIVERY/ACCEPTANCE REPORT

OF THE LEASED PROPERTY:

SECTION NUMBER	:	[2nd Floor] 417-418-419-420-421-422

[3rd Floor] 423-424-425-426-427-428

AREA (m2)	:	3.969 m2

INSURANCE POLICY	:	It shall be submitted to the Lessor until the date of commencement of the activity.

DELIVERY/ACCEPTANCE DATE	:	24.12.2014

The Leased Property has been delivered by the Lessor to the Lessee in full and  in accordance with this Delivery/Acceptance Report and the lease agreement and 2nd Tower (Office Floors)/Lessee Technical Specification. (If a deficiency is not clearly stated under this report, it is essential that the Lessor fulfills its obligation, and if a deficiency is stated under the report, the Lessor shall remedy the related deficiency within 15 days.) The Lessee shall fulfill its unpaid and non-fulfilled obligations within 15 days.

Deficiencies in the Leased Property to be eliminated by the Lessor:

--

--

Obligations to be paid or fulfilled by the Lessee:

--

--

Delivered to	Delivered by

D-Market Elektronik Hizmetler Ve Ticaret A.Ş.	Ortadoğu Otomotiv Tic. A. Ş.

(stamp and signature)	(stamp and signature)

ANNEX-2

TRUMP TOWERS 2nd TOWER(OFFICE FLOORS)

PAYMENTS PLAN

Section No of the Leased Property	:	[2nd Floor] 417=418-419-420-421-422

[3rd Floor] 423-424-425-426-427-428

Leased Property’s Area (m2)	:	3.969 m2

Issue Date of the Lease Agreement	:	24/12/2014

Start Date of the Lease Agreement	:	01/01/2015

Start Date of the Rental Payment	:	01/01/2015

Stamp Duty Amount of the Agreement	:	16.990 TL equivalent to 7.321,38 USD (CBRT Foreign Exchange Selling Rate dated 24/12/2014: 2.3206)

Monthly Rental Fees During the Agreement	:

Between 01/01/2015 and 31/05/2015 (1m2 cost is 32 USD)
$ 127,008 + VAT per month

Between 01/06/2015 and 31/05/2016 (1m2 cost is 33 USD)
$ 130,977 + VAT per month

Between 01/06/2016 and 31/05/2017 (1m2 cost is 35 USD)
$ 138,915 + VAT per month

LESSEE	LESSOR

D-Market Elektronik Hizmetler ve Ticaret A Ş.	Ortadoğu Otomotiv Ticaret A.Ş.

(stamp and signature)	(stamp and signature)

ANNEX-3

TRUMP TOWERS 2nd TOWER (OFFICE FLOORS)

OFFICE/LESSEE’S TECHNICAL SPECIFICATION

A- PROJECT DESIGN CRITERIA:

1. CONSTRUCTION

•                                Trump Tower Istanbul design calculations are based on Turkish Standards and Turkish Earthquake Regulation in force in our country, and American Uniform Building Code and International Building Code regulations used internationally have also been used and the structural system is the “reinforced concrete dual system” (the structural system where curtains and frames are used together) and the basic system is the “raft foundation”.

•                                The concrete quality of the reinforced concrete carrier system was selected as C50 (concrete strength 500 kg/cm2), concrete steel class S420a (steel strength 4200 kg/cm2) and TS 498 Load Specification and TS 500 Reinforced Concrete Specification were complied with.

•                                Heat and sound insulated aluminum joinery system and double glass are used on office block facades.

2. MECHANICAL

In general, common spaces belonging to the offices (office main entrance lobby, parking areas belonging to the offices, floor corridors, general wet volumes on the floors) will be delivered in a way to provide all kinds of air conditioning comfort (heating, cooling, fresh air and exhaust).

While interior decorating each office independent section, fresh air duct tip and exhaust duct tip that can be connected shall be installed.

Provided that it complies with the air duct sections in the type project, the air duct works and anemostat connections to be distributed in the office from the fresh air unit shall be supplied and installed by the Lessee in accordance with the decoration project of the end user.

Again, the supply and installation of the hidden ceiling type Fan Coils to be installed in the ceiling decoration together with all water side and air side connections and the 2-way motor valves on them together with their thermostats shall be carried out by the Lessee.

Hot-cold water and drainage pipes up to Fan Coiller, the ceiling type to be supplied and installed by the Lessee, and the installation works of the shut-off valves shall be delivered to the Lessee complete until the office entrance. (Lessees shall connect their systems to these ends during interior decoration.)

The in-office distribution of the fire installation sprinkler pipes to be brought to each office entrance shall be made by the Lessee according to the decoration project of the Lessee including sprinklers.

• Heating

Heating in offices will be provided centrally with a 4-pipe fan coil installation. Fan Coils will be used as hidden suspended ceiling type and high pressure. The supply and installation of Fan Coils will be carried out by the Lessees. Temperature control of the zones will be provided by the room/open office thermostats controlling the control valves. The hot water boilers to be used in the heating system will be natural gas fueled. Heating water is billed centrally by measuring with digital meters on an independent unit basis. For this reason, each independent unit will pay for the heating water as much as it uses.

• Cooling

Cooling in offices will be provided by a 4-pipe fan coil installation. The temperature of the zones will be adjusted automatically by motorized valves connected to the room/open office thermostat. The cold water needed by the Fan Coils will be supplied from centrally operating cooling groups. Cooling water is measured by digital meters on an independent unit basis and billed centrally. For this reason, each independent unit will pay for the amount of cooling water it uses and for its share of cooling water from the general areas.

• Clean Air Circulation

There is a fresh air blowing system that works centrally to meet the comfort conditions at the highest level. The exhaust systems of the office spaces are centrally planned and divided into general volume and WC. In each office, the channels of these systems will be left unattended and the internal system will be built by Lessees themselves.

All systems will be inspected and controlled by building automation.

• Potable Water

It is a cold water center in offices. Cold potable water is measured by digital meters on an independent unit basis and billed centrally. For this reason, each independent unit will pay as much cold potable water as it uses and hot water in its share from the general areas.

The building has both a reservoir for raw water and a reservoir for conditioned water. Drinking water will be supplied to independent units with a high quality treatment and in drinking water quality.

• Fire extinguishing

There are fire detection and fire extinguishing systems in the offices in accordance with international fire standards. Automatic sprinkler system is used for fire extinguishing. Offices have a fire cabinet system, portable extinguishers with dry chemical powder and fire brigade nozzles. Open and closed positions of the valves of the extinguishing system, water flow, status and failure information of the pumps are constantly monitored from the control center. Extinguishing systems are designed considering international fire standards.

• Smoke Control

There is a fire smoke exhaust system in the offices, there are also escape ladder and emergency (fire) elevator pressurization fans, all these systems are automatically activated depending on the fire automation panel and can intervene manually from the smoke control station installed in the main security center when necessary.

3. ELECTRIC

In general, a transition socket box and a transition weak current box will be installed for each office to receive electricity during the interior decoration and to connect the main panel at the end. All systems will be brought up to this board and delivered to the Lessees.

•                                Central diesel generator groups will be installed in the entire building in order to provide one-to-one backup energy. The system shall be activated automatically in case of power failure and shall ensure uninterrupted operation of lighting fixtures, mechanical devices and elevators in the office and common areas.

•                                The building is designed as a “smart building” to cover the latest technological innovations.

•                               Low Voltage (LV) main distribution panels shall be created with IEC and ISO-9000 quality certified type test panels and control and coupling systems shall be designed to allow the panels to share loads within themselves and to discharge loads when necessary by using switches and relays suitable for automation. The system shall have the possibility of remote control monitoring by communicating with the computer of “OG-AG Monitoring and Control System”.

•                                TN-S system complying with IEC 364-4-41 and IEC 364-5-54 standards shall be applied as grounding system in the facility. All the mineral parts in question shall be grounded if they remain under voltage in case of any defect.

•                                Active lightning rod shall be installed in accordance with NFC 17-102 standard for lightning protection of the building.

•                                Lighting and socket distribution system shall be designed within the framework of NEC, NFPA, IEC, VDE and TSE standards.

•                                Lighting control in all general sections shall be controlled from a central point through lighting automation.

•                                In case of power cuts, all room luminaires shall be fed directly from the generator system.

•                                “EXIT” and emergency lighting fixtures showing escape directions within the scope of security lighting in all fire stairs, elevator halls, office spaces and general volumes are designed to burn continuously.

•                                Smoke exhaust fans, fire pump, emergency elevator, shelter ventilation fans shall be supplied with fire resistant cable for 180 minutes. Emergency elevator shall be supplied with separate cables from smoke exhaust fan, pressurization fans and fire pump, transformer and generator. Automatic transfer will be made according to the energy status. In case of fire, the fire system shall exit in a way that the fire elevator shall be in the waiting position on the ground floor.

•                                Temporary socket box and weak current box will be installed for each office independent section. All systems will be brought up to this board and delivered to the Lessees. In-office electrical works will be carried out by Lessees, depending on the decoration project.

•                                The supply cable of the electrical panels belonging to the independent sections of each office on the floors shall be pulled to the panel room and delivered to the Lessees. Electronic counter shall be used on or inside the main distribution board for office independent sections. The supply cable to be drawn shall be selected to meet the electrical demand power requirement of the devices to be used in the office and the power requirement of the ups device to be used.

•                                All AG cables and low current cables to be used in the building shall be halogen-free.

•                                Compensation system shall be established for the main distribution panels. In the compensation system, a passive filter will be applied and protection will be provided against the 5th harmonic.

•  Telephone

External telephone infrastructure will be installed in electrical shafts for each office and the telephone infrastructure will be designed to allow expansion. Pipe infrastructure will be provided between the electric shaft and the office, but the connection will be made by the Lessees. Internal telephone connection will be made to each floor in order to reach common spaces related to the building operation through the building operation telephone exchange.

Fiber optic backbone cabling will be installed from the Telecom room on the 5th basement floor to the electric shaft. Pipe infrastructure will be provided between the electric shaft and the office, but the connection will be made by the Lessees. Communication between offices and security and management will be made through the internal telephone exchange.

Central Television Distribution and Broadcasting System

A “Central Television Distribution System (Multi-switch)” cabling infrastructure will be installed in the entire facility in order to monitor internal broadcasting, satellite and encrypted/non-encrypted TV channels.

SECURITY

In general, CCTV system, entrance detection system and card access system will be installed for common spaces belonging to offices (office main entrance lobby, parking floors belonging to offices).

Closed Circuit Monitoring System (CCTV)

CCTV System is envisaged to monitor Trump Tower Istanbul environment, parking areas, entrances and some critical areas within the building through cameras and to keep records for at least 20 days. There shall be a camera in the security priority rooms.

Instrusion Dedection

It is envisaged to establish an entry detection system in order to monitor the status of security related doors, to ensure whether there is an entry/exit to security priority volumes or not and to report.

• Access Control

System is envisaged for monitoring and controlling the entries and exits of persons entering Trump Tower Istanbul and for controlling the entries and exits to certain volumes of the enterprise. Entrances to security priority rooms shall be made with card access system. The software used will be capable of supporting web-based services and capable of flexible reporting.

• Fire Detection and Warning System

Against any possible fire risk, fire protection and escape systems, fire protection, fighting,

escape and evacuation systems will be established within the framework of European Union standards. It is envisaged that NFPA (American National Fire Prevention Association) standard UL and international insurance companies will be protected by central fire installation established taking into account their perspectives. Smoke and temperature increase detectors will be used in the offices and the detectors will be monitored from the center. There shall also be fire alarm buttons on each floor. In case of a possible fire, the fire shall be announced out loud following 60 seconds confirmation and 5 minutes investigation period.

• Earthquake/Fire Safety

In case of earthquake, the elevators will stop on the nearest floor where they can stop and open their doors so that they are prevented from staying in the elevator. In addition to construction earthquake precautions, installation earthquake safety shall be provided and gas valves shall be closed automatically in case of earthquake and fire.

• Data System

The data infrastructure in the offices will be resolved by the cables to be installed in the raised floor by the floor owners. It will be designed to be resolved over fast internet Telecom lines.

The necessary physical security, electronic security, fire security, air conditioning and energy infrastructure will be available to serve the information processing systems of the companies in the office block. For companies wishing to take part in this field, 2 core fiber optic cables between the datacenter and its offices; server cabinet and L2 switch shall be available in the datacenter. Companies that want to benefit will be able to rent enough cabinets from this area.

Fiber optic backbone cabling will be installed from the Telecom room on the 5th floor to the electrical shaft. Pipe infrastructure will be provided between the electric shaft and the office, but the connection will be made by the Lessees. Internet will be available over these fiber optic cables according to the agreement to be made with the operators.

• Sound Installation

Speakers will be installed for music and announcement in all general areas. There shall be a safety announcement speaker inside the office. There is no music system in the elevators.

5. Social Areas, Outdoor Spaces, and Landscaping

•                                The design of the common areas inside the building, the lighting of the gardens and pedestrian paths around the building and the landscaping are made in accordance with the project.

•                                Infrastructures of vehicle and pedestrian roads, sewerage, water and drainage systems are established.

6. Parking Lot/Warehouse/Transportation

•                                In the basement floors of the building, there are closed parking areas belonging to the offices, and direct access is not provided from the parking floor to the office floors by elevator for security reasons. Office Entrance Lobby will be accessed by elevator from the office parking lot and office floors will be accessible after passing to the security-controlled Office Entrance Hall next to this point.

•                                Parking space has been established for all office floors and parking areas belonging to each floor owner have been determined by the management plan.

•                                There are also parking spaces belonging to Shopping Center and Residence owners. Guest parking will also be established for residential and office visitors.

•                                Parking area shall be separated from other sections with fire-resistant walls, automatic extinguishing systems, fire cabinets, fire brigade water intake openings and smoke exhaust system shall be available according to European Union standards. Battery-powered emergency lighting system and escape guidance are provided in the parking areas.

7. Office Interior Supplies

In general, the common spaces of the offices (office main entrance lobby, parking floors of the offices, floor corridors, general wet volumes on the floors and main entrance doors of each office) will be delivered as finished. The office main entrance lobby is furnished according to the decoration projects to be prepared in accordance with Trump standards.

Common main walls of each office (independent section) will be constructed, office interior floors will be delivered with raised flooring. Interior fine works and decoration will be built by Lessees

Office Entrance Doors	It is installed in accordance with the interior decoration of the corridor.

Office Floors Venue Walls	The walls between two separate offices are constructed as 20cm gas concrete brick block walls. (Plasterboard wall with detail to provide acoustic insulation on both sides shall be made by Lessees.)

Floor Covering

Entrance and Corridors	Natural stone

General Wet (Toilet) Volumes	Natural stone

Office Interiors:	Office interiors will be delivered with raised floors. The final covering material (carpet, vinyl etc.) to be applied on the raised floor will be provided by the Lessees.

Ceilings

General Corridors	Drywall suspended ceiling paint, decorative ceiling

General Wet Areas	Water resistant bare suspended ceiling water based paint or metal suspended ceiling

Office Interiors	It shall be left as a concrete surface.

General Wet Area Equipment	Vitrifiers, armatures and accessories shall be supplied and installed.

- - - O - - -

B- ISSUES TO BE CONSIDERED BY THE LESSEES DURING THE PROJECT AND SITE APPLICATIONS:

B.1- CONSTRUCTION AND DECORATION APPLICATIONS:

•                               GENERAL:

1.                            A periodic pilotage coordination meeting will be held at the construction site, at the construction site office, with the participation of the architects of the offices. Regular attendance at these meetings is mandatory.

2.                            Projects to be submitted for approval:

Architectural Projects : Layout plan, width and length sections, front facade, colored facade, suspended ceiling carrier construction plan, suspended ceiling coordination plan, material list

Mechanical Projects: Plumbing project, heating-cooling and ventilation project, sprinkler project, gas (natural gas) route project (if any)

Electrical Projects : Lighting installation plan, power installation plan, telephone, fire, panic and music broadcast installation plans, loading charts, single line scheme, panel appearance ... (Electrical projects will be of a standard that can be approved by the Chamber of Electrical Engineers.)

3.                            After the coordination plans are received, the projects will be submitted for approval as 3 sets (printed and CD) within two weeks at the latest.

4.                            All technical specifications and standards communicated to the Lessees are binding. It should be taken into consideration during the project and implementation phase.

5.                            The name of the shop, the name of the site manager and the phone number must be written in bold letters, provided that it does not exceed the lease level of each Office.

6.                            Mezzanine application is not allowed.

7.                            During the construction site, garbage belonging to the lessees should be removed from the site on the same day.

8.                            During the construction phase and when it is put into operation, there shall be sufficient and qualified fire extinguishers per m2 in the office.

9.                            All productions (construction, electricity, mechanical installation) will be controlled according to the attached forms.

10.                     The lessee undertakes that all personnel (technical, administrative, master, worker, etc.) to be employed will comply with the general SSI laws and obligations, Occupational safety rules and general work discipline.

•                               WALL MANUFACTURING:

1.                            All productions on the walls will be made in a way that does not affect the existing wall strength. The walls will not be directly loaded.

2.                            All installation cables passing through the wall will be enclosed in halogen free pvc pipes. Plumbing pipe manufacturing will be made in a way that does not affect the strength of the wall. If the stores want to construct aerated concrete brick walls in mandatory situations, BA lintels will be made in the doors and other spaces. In these walls, if the height is 2.50 meters and more, horizontal beams will be made, and if the length is 4.00 meters and more, vertical beams will be made.

3.                            High cabinets in front of the walls will be fixed to the column from the column and to the steel profiles to be cast from the beam.

•                               SUSPENDED CEILING MANUFACTURING:

1.                            Suspended ceilings will not be carried to the walls in any way.

2.                            Suspended ceiling carrier construction, a horizontal grid carrier system will be formed with minimum 40x40x2 mm box profiles, and vertical carriers will be welded to these box profiles. Rebars will not be used in the vertical suspension system.

3.                            The suspended ceiling carrier construction will be rigid, taking into account the building safety, life and movements during earthquakes.

4.                            If the suspended ceiling construction is box profile, the burrs of the welds will be cleaned and painted with antirust-containing paint. After the welding productions are completed, the welding places will be touched up with antirust paint. At the end of all these operations, a grounding connection must be made to the construction.

5.                            Suspended ceiling carrier construction will never be closed without the approval of the Administration.

•                               FLOOR MANUFACTURING:

1.                            The lessee should use non-flammable, durable and non-flammable materials as flooring material as in all other materials. If carpet is to be used, its technical specifications will be documented and sufficient number of fire tubes per m2 will be kept in the area where the carpet is located.

2.                            All the cable installations on the flooring will be passed through the pvc pipe and its relation with the water installation will be prevented.

3.                            The steel construction used in raised floor production should be sized according to its load. The welds will be along the perimeter of the box profile, the burrs will be removed, painted with antirust-containing paint, and grounding will be made.

4.                            Water insulation will be made in wet area floors.

5.                            If the building passes the main dilatation inside the office, EKO Alwitra, Asteknik or equivalent suitable dilatation profile will be placed on the floor covering, suspended ceiling, walls and showcase.

•                               SIGNAGE AND DECORATION WORKS:

1.                            The size specified and allowed in the projects will be in shape and quality.

2.                            The sign shall be given in detail at the official level of manufacture. (Width, height, color, material, thickness, logo, 3rd dimension) Manufacturing should not be started without the approval of the Administration.

3.                            In the decoration design of the offices, attention will be paid to the fact that human evacuation is unhindered and easy to perform in case of emergency.

4.                            The cabinets have to be fixed to the walls and the top materials of the bench have to be fixed to the floor. Sharp corner furniture, slippery floor coverings and non-laminated glass should not be used as decoration material.

5.                            Suspended ceiling and decoration materials should be selected from materials that are not highly flammable and do not emit toxic gases during fire.

6.                            In flooring, ceiling and wall coverings, decoration materials, easily flammable and hot gas-extinguishing materials shall not be used. (See: Fire Protection Regulation and Regulation on Flammable, Explosive, Hazardous and Hazardous Substances -1999)

B.2 PRINCIPLES TO BE FOLLOWED IN HOT WORKS:

The lessees of the department shall comply with the following principles during the decoration works carried out in the section.

1.                            At least an ABC type chemical dry powder extinguisher of 6 kg has to be kept in the working areas.

2.                            Where welding is carried out, flammable objects and garbage must be removed from that environment during the work. If there are fixed flammable building sections and open insulation materials, they should be covered and protected against sparks and metal particles in incandescent state.

3.                            Wall cracks, joints of pipe passages and crevices must be closed to ensure fire safety of the side sections before operation.

4.                            Before setting aside the cutting, welding and soldering tools used, attention should be paid to whether they are flammable.

5.                            After working with fire, other areas with boundaries to the work place should be checked in depth and repeatedly in terms of fire and smoke, at least until a few hours after the work is finished.

6.                            Before starting the decoration and installation works, the Technical Control Company will be notified, the hours when the hot works will be carried out will be notified, and the key of the work place will be found in the security units during the hours when the work is not carried out.

B.3 PROHIBITIONS RELATED TO FIRE SAFETY:

1.                            Workplaces with an alternative exit requirement shall establish the necessary emergency exit signs and other guidance signs in their own places.

2.                            Fire stairs shall not be used for any purpose other than their intended purpose and personnel shall not be able to make the goods entrance and exit from these stairs.

3.                            Fire cabinets other than the officials shall not be intervened in any way and the labels on the cabinet covers shall not be closed with any other material, even if for decoration purposes. Water shall not be taken from the water line in the fire cabinet for any purpose other than the fire.

4.                            Material stacks inside the building shall be made regularly and shall not prevent movement and passage in places such as fire stairs, emergency exit doors, corridors, etc. Debris, waste and garbage shall be removed from the workplace on a daily basis.

5.                            It is strictly forbidden to have an LPG tube in the workplace. LPG tube insertion shall not be allowed under any circumstances.

MECHANICAL INSTALLATION WORKS

ISSUES THAT THE LESSEES SHOULD PAY ATTENTION TO DURING
PROJECT AND CONSTRUCTION SITE APPLICATION

• GENERAL:

1.                            Before moving to each independent section, the sprinkler system must be completed in the section.

2.                            Sprinkler settlement project will definitely be given at the project stage. The suspended ceiling coordination plan will be overlaid on the architectural layout plan.

3.                            Before the sprinklers are installed, the project will be prepared according to the following principles and will be implemented after obtaining the approval of D-Structural control engineers.

a)                           Fire extinguishing lines inside the workplace have been established on the basis of zoning. Lines are interconnected in certain regions and are opened and closed from a single valve. For this reason, the Workplaces that will make the renovation will apply to the Technical Control Firm and will be able to make the changes within the days or time zones determined by the Technical Control Firm.

b)                           The activation temperatures and brand of sprinkler heads in the workplaces will be the same as the models used and approved in the building.

c)                            For office areas, a sprinkler system will be designed considering the light hazard class according to NFPA 13.

d)                           An upright or pendent sprinkler head shall be placed to protect a maximum area of 21 m2 for the Light Hazard class and the distances between the sprinkler heads shall be at least 1.8m, at most 4.6m and at most 273 m from the wall. The distance of the sprinkler heads from the wall should be at most half the distance between the two sprinkler heads in the direction in which they are placed.

e)                            Since there is no 1 m high parapet on the facade of the building, frequent sprinkler head layout shall be made at a maximum of 1.5 m from the facade along the facade as shown in the sample project given for each section and the distance between them shall not exceed 2 m.

f)                             The heads to be provided by opening the sprinkler nozzle at approximately 68C or 74C depending on the temperature of the burning environment will be selected if the water exits the sprinkler pipe nozzle. The heads shall be quick response, K factor metric 80, UL exponential FM approved.  When there are locations whose temperature may be more than 40 C, it will be reported and the heads that explode at higher temperatures will be used.

g)                            Semi-recessed types will be used under suspended ceilings, pendent type or upright types will be used in places without suspended ceilings and in suspended ceilings.  If the suspended ceiling height is over 80 cm, sprinkler head will be placed both inside the suspended ceiling and under the suspended ceiling.

h)                           The heads shall be in the most suitable place to drain the water to the widest area over the partitions and flooring obstacles of the ceiling construction and to detect a fire in the fastest way.

i)                               The existing ceiling will be used in the placement of the pipes and the hanger will be firmly connected to the concrete blocks of the structure. The elements shall be designed and applied in such a way as not to damage the static structure and division of the building. The diameter of the pipes to which the heads will be attached shall be at least 1”.

j)                              In case of placement under both suspended ceiling and suspended ceiling in sprinkler system piping, the system shall be designed using the relevant diameter table in determining pipe diameters.

k)                           In order for the heads to extinguish effectively, the distance from the beams and channels shall be calculated on the basis of the beam or channel height and the distance of the sprinkler head from the beam or channel bottom level. Distances are given in the table below.

(A) cm	(B) max cm
Less than 30.48	0
30,48 - 45,72	6.35
45,72 - 60,96	8.89
60,96 - 76,20	13.97
76,20-91,44	19.05
91,44-106,68	24.13
106,68-121,92	30.48
121,92-137,16	35.56
137,16-152,4	41.91
More than 152.40	45.72

l)                               After the system is completed, it will be commissioned after testing under the supervision of the Technical Control Firm.

m)                       The existing plumbing and fire installation paint colors should be separated and the existing plumbing should not be used as hangers.

n)                           Nothing should be hung on the mounted sprinkler head.

4.                            It is foreseen that there will be a person in 10 m2 area in open offices and fresh air and exhaust branch has been left according to 60 m3/h fresh air per person.

5.                            1 air conditioning resistor, 1 clean water and waste water nozzle were left for each office. The water meter shall be installed by the lessor so that it can be read on the ceiling to the clean water mouth.

6.                            People who will construct kitchens in the office are required to put their own oil holders under the counter.

7.                            A piping system (4 pipes) has been installed for heating and cooling purposes for offices. In each office, an on-off valve is installed in the round-trip line. All devices and installations to be made after these mouths belong to the lessee. Heating, cooling and close control cooling capacities left for each office are written in the space in as-builts.

The required balancing valve is placed in the shaft inlet. Adjustment of the balancing valve shall be made by the office lessee. Absolute flush shall be made to the device expenses.

8.                            All businesses with wet volume and kitchen should put a 3.5 bar pressure automatic (pressure reducer) after the water supply inlet and meter.

9.                            All design and manufacturing principles related to all these mechanical installations must be made in accordance with the applicable law regulations and principles, all relevant TSE standards

Mandatory National Standards, compliance laws and standards that have become TSE standards with the one-to-one adoption of EN standards

NFPA Standards (primarily) (National Fire Protection)

Turkish Fire Regulation (Regulation on the Protection of Buildings from Fire)

Standards to be accepted as the basis for system design and overall fire protection:

NFPA (National Fire Protection Association - North America) 13, 14, 20, 72, 92A-B, 17A, 96 and 101 etc. relevant standards will be applied.

DIN18232 Smoke Evacuation Standards. Special additional requests of the insurer and/or investor will be taken into consideration.

SPECIAL TECHNICAL SPECIFICATIONS OF LOW VOLTAGE INSTALLATION

CONTENTS:

1-                                              SCOPE

2-                                              ISSUES TO BE CONSIDERED

3-                                              BOARDS

4-                                              ELECTRICAL INSTALLATION

5-                                              GROUNDING INSTALLATION

6-                                              TELEPHONE INSTALLATION

7-                                              FIRE ALARM INSTALLATION

8-                                              LIST OF MATERIALS TO BE USED

1- SCOPE:

It covers the technical inspection of the electrical installation works in the offices rented by the Landlord/ lessor.

2- ISSUES TO BE CONSIDERED:

The lessee is obliged to fulfill all the conditions in the technical specification.

1.                            All wiring from the point indicated by the inspection at the construction site to the construction site panel in the office belongs to the lessee and shall be responsible for disassembly of the installation at the end of the work.

2.                            Electrical installation projects drawn by an authorized electrical engineer or electrical technician shall prepare the following project list in full and in accordance with the standards (map sheet dimensions, symbols,...) and submit it to the control for approval.

Lighting installation plan;

Force installation plan;

Weak current installation plan (telephone; music broadcast; fire; panic button)

Cable tray plan;

Panel single line diagrams and manufacturing pictures (See panels section for detailed information);

Loading rulers;

Heating and voltage drop calculations;

3.                            In all weak and strong current installations, halogen-free cables that emit less smoke in the event of fire: pipes and junction boxes will be used.

4.                            In the fire alarm system of the offices, halogen-free cable (NHXHX-FE180, E90; Sİ-GEH(St)H, E90) that emits little smoke in the fire and that can transmit current under flame should be used.

5.                            During the project phase, there should be no difference between the power demanded from offices for the calculation of transformer values and the power specified in later office projects.

6.                            In case of demand for a change in power - taking into account the adequacy of the existing electrical system and the progress of the construction - all costs will be covered by the Lessee. However, this demand cannot be realized when the current situation does not permit.

7.                            Considering the location of the panel to be installed by the lessee; in case the supply cable drawn is not sufficient and additional, the approval of the control will be obtained and the annexes will be made using protoline under the supervision of the control.

8.                            A grounding cable with a cross-section suitable for the power cable cross-section will also be installed for the lessee. The lessee will be connected to the grounding system by taking branches from this ground line.

9.                            The suspended ceiling will not be closed without seeing the installation inside the suspended ceiling and obtaining the approval of the control.

10.                     A cable shall be installed in the junction box on each office-office wall for telephone and fire alarm system; from this point on, the installation of the relevant systems shall belong to the lessee.

11.                     Fire detectors will be the same type as the detectors used throughout the building. The type will be notified to the lessee and provided by the lessee.

12.                     Energy measurements of the leasable areas will be made by the building management over sub-meter meters.

13.                     UPS grounding belongs to the lessee; Installation will be made with the approval of the supervision during the application.

14.                     Telephone application and contract are under the lessee’s obligation. Receiving the lines from Türk Telekom, Superonline or related companies belongs to the lessee.

15.                     After the office installations are completed, the system will be energized by issuing the attached check-list with the control of the authorized person or companies to be appointed by the Administration and the Lessee’s authorities (the contractor performing the office electrical installation must definitely participate). The system will not be energized in missing/defective installations.

16.                     Consumers whose power exceeds 10 kVA have to compensate in accordance with the electricity indoor installation regulations. Compensation will be installed by the lessee in the office distribution panel.

17.                     Authorized persons on behalf of the office must be present during the controls. During the checks, earth leakage current relay (TKAR) tests will be made and necessary measures will be taken for short-term (5 seconds) power outages.

How to test TKAR

1.1           TKAR works with differential voltage method. When a voltage occurs between Earth and Neutral, this voltage induces the coil in the TKAR and thanks to the reverse contact, the contacts remain de-energized and open its circuit.

1.2           Surveyor detects the neutral and ground end of the socket. These two ends are short circuited. The system is observed to be de-energized.

IMPORTANT NOTE:

•                                Only neutral and ground ends will be short-circuited.

•                                The enterprise should be informed before starting the test, and it should be ensured that the computer systems are secured.

3- BOARDS:

1.                            Distribution tables should be made of artificial (synthetic) or metal materials that are resistant to mechanical stress, moisture and heat effects that occur during operation and hardly ignite, and sheet metal should be used for meter pads. The tools to be used must comply with the relevant current standards.

2.                            Tools that are not resistant to corrosion used in the construction of distribution tables should be painted or applied with a suitable surface treatment such as galvanized surface protection when necessary.

3.                            For sheet metal tables, DKP sheet with smooth surface of at least 1mm up to 0.5m2 and at least 2mm thickness over 0.5m2 should be used.

4.                            There should be a clearance of at least 10 mm between bare sections under tension.

5.                            The bare parts under voltage must be at least 15mm clear from the non-insulated conductive parts of the operating equipment, the surrounding metal parts and the building parts.

6.                            Bare parts under voltage must have at least the following clearance from protective external obstacles:

Sheet metal sheaths, sheet metal doors, etc. 40mm in plant sections

100mm in braided wire, mesh wire door and other obstacles

7.                            Arrangements should be made to prevent people from touching the metallic parts under tension on the front and back sides of the distribution tables, and when this cannot be done, the surroundings of the tables should be closed.

8.                            The devices in the distribution boards (fuse, switch, meter, ring transformer, etc.) must be labeled, and the terminals and conductors must be numbered.

9.                            The devices to be found on the tables should be selected in accordance with the structure of the table.

Tables that draw current up to 10.60 A should be without busbars, tables that draw current more than 60 A should be of busbar type.

11.                     Tables used in dusty or humid places should be completely sealed, made of enclosed cast iron or steel sheet.

12.                     Distribution tables should not be placed in public places such as stairs in workplaces, residences, etc. and they should be placed in the independent section to which they belong.

13.                     The iron body of the tables and all iron parts that are not under stress must be grounded.

14.                     Low Voltage Compensation Facilities to be constructed within the scope of Electrical Interior Facilities shall be designed and installed in accordance with the provisions of the Communiqué on the improvement of the power factor during the preparation of Electrical Projects and the realization of electrical facilities published in the Official Gazette dated 1/12/1988 and numbered 2000/6 by the Ministry of Energy and Natural Resources in the compensation sections of the General Directorate.

(The aforementioned issues are quoted from TMMOB ELECTRICAL ENGINEERING REGULATION, Chamber of ELECTRICAL ENGINEERING, published in the official gazette dated 04.11.1984 and numbered 18565 and entered into force by making amendments in the official gazette dated 08.12.2000 and numbered 24254.

3.1 REGULATIONS

Low voltage electrical panels manufactured within the scope of the specification shall comply with the following regulations.

“Regulation on Electrical High Current Facilities” published in the Official Gazette dated 30.11.2000 and No 24246.

“Electrical Interior Facilities Regulation” published in the Official Gazette with the amendment dated 08.12.2000 and No 24254

“Regulation on Grounding in Electrical Facilities” published in the Official Gazette with the amendment dated 21.08.2001 and No 24500

Fire protection regulations in force

3.2 PROTECTION AGAINST ELECTRICAL SHOCKS:

Protection against direct touch; partitioning between circuit elements and busbars shall be carried out in order to prevent access to the active parts inside the panels. The panels to be manufactured shall be manufactured in Form 2 class.

Indirect touch protection; In the joining of painted surfaces with all metal parts to be contacted with the protective circuit, notched washers that pierce the paint should be used and the grounding continuity of fixed body and doors or surfaces separated by gaskets should be ensured with 6 mm2 braided cables.

(PE) Grounding busbar shall be made with copper busbar without insulation.

3.3 ORGANIZATION OF BOARDS:

Documents to be delivered for the panels before production.

1-                           Test reports

2-                           Single line diagrams, loading charts

3-                           Loading rulers

4-                           Interior and exterior images

5-                           Transport weight

6-                           List of materials that are used

•                                Neutral and grounding studs will be equipped separately.

•                                The connections of the neutral and grounding conductors will definitely be made in the studs.

•                                Connections must be made with terminals, and when rail-type terminals are used, more than one cable will not be connected to the same terminal end. Connections that are irregular, randomly made and that may cause overheating will not be accepted.

•                                The body of the terminals will be made of non-flammable and non-melting synthetic material.

•                                300mA Earth Leakage Current Relay (TKAR), after the meter input,

•                                It will definitely be used in lighting and socket and device circuits within the 30mA TKAR panel.

•                                The selected earth residual current relays shall be selected to withstand a minimum of twice the calculated current.

•                                The light and plug circuits in the installation will be separate and will be protected by separate neutral cut fuses.

•                                Fuses cannot be used as control switches. The switches on the panels must be pacco switches.

•                                In case of using blade type fuse in compensation, precautions should be taken against random touch.

•                                Panel body cover grounding should be done.

•                                The circuit elements used in the panel will be labeled using codes suitable for the user.

•                                All neutral cables used in the panel should be light blue.

•                                All grounding cables to be used in the panel will be made with yellow/green double colored cables.

•                                It is a dry type capacitor recommended for offices that need compensation.

4- ELECTRICAL INSTALLATION:

•                               Electrical installation projects drawn by an authorized electrical engineer or electrical technician shall be submitted to the approval of the pre-application inspection (see considerations for the projects).

•                                As stated above, all the wiring (strong and weak current) to be used will be halogen-free and of a type that emits less smoke in fire.

•                                As stated above, the wiring used in fire alarm systems will be fire resistant (capable of conducting current under flame).

•                                Installation under plaster will be in minimum 018 mm Halogen-free pipes that emit less smoke in case of fire, according to the project. Only three of the pipes will be laid side by side. In laying more than three pipes, the pipes will be divided into groups of three, and there will be a distance of 4 cm between both groups. In case of necessity, the pipes will be covered with plaster wire. Downpipes will be laid under plaster vertically or horizontally. Pipe transitions in dilatation areas will be sleeved and will be protected by a pipe with good mechanical strength.

•                                Pipe laying work shall be completed in a manner that conductors shall be at least 2,5mm2 in socket lines and outlets, at least 2,5 mm in Lighting Lines and at least 1,5 mm2 in 2nd outlets and shall be laid by pulling from the pipes at the end of plaster and first whitewash. Phase conductors used in the same building installation will be laid in different colors according to their phases, and all neutral conductors will be laid in the same color with each other. Conductors will be laid in norm colors.

•                                Plastered installation junction boxes (normal and square junction boxes) will be painted in two layers with a paint suitable for the color of the wall. More than three pipe entries will not be made to circular junction boxes. For more pipe entry, 10 x 10 cm or 12 x 12 cm square junction boxes will be used according to the need.

•                                If the installation is from the floor, the installation will be laid through a minimum 0 18 mm rigid concrete type spiral pipe or a type pipe that emits less smoke in halogen-free fire.

•                                Lines and sortie lines and elements such as junction boxes and fixtures will not be placed on the ceiling and wall sections that may cause electrical danger in case of a malfunction in the plumbing.

•                                Safety line will be connected to the earth bolt present in the luminaire bodies in the surface installation.

•                                In luminaires with incandescent bulbs greater than 100W, the bulb, socket must be perfectly ventilated and a continuous air flow must be provided in the luminaire.

•                                Globe luminaires will have opal globes and porcelain bases.

•                                Electronic type ballast will be used for fluorescent luminaires.

•                                Lighting fixtures and equipment in accordance with the current standards will be used.

•                                Detection of all kinds of cables, devices, crochets and similar installation materials made on iron parts will be in a way that does not affect the building statics. If the electrical source will be used for this process, the approval of the Technical Control Firm will be obtained.

•                                All conductors used in the installation will be in accordance with the manufacturing size and in one piece.

•                                In the surface installation, cables for the electrical installation will not be laid near the installation pipes carrying hot fluid.

•                                In surface-mounted installation; Fire alarm, telephone, TV-Antenna, sound, security installation cables, and sensor element data terminal lines, electronic signal cables, data terminal cables and energy cables will not be laid in the same cable ways. Cables for these installations will be laid through independent cable routes under the required conditions (closed type).

•                                In suspended ceiling volumes, on suspended ceiling, installation will be on plaster; however, switches, sockets, buttons , installation dimensions, control devices, etc. Transition junctions shall be used where their landings are required to be plastered on the wall. The transition junctions will be on the suspended ceiling and the exact location will be determined by the control. As transition junction boxes, square junction boxes shall be used to the extent that they sit on the plastered junction boxes and completely cover them.

•                                Single conductor branches in suspended ceiling shall be laid as plaster top from general cable roads (hair duct, etc.), depending on their location; in case of halogen-free fire, they shall be of low smoke emitting type or galvanized, aluminum and industrial pipe.

•                                Conductors on suspended ceilings shall not be directly connected to suspended ceiling elements and shall not be laid.

•                                Cable pipes shall not be moved to the suspended ceiling and shall be mounted to the ceiling with special hooks at least 40 cm intervals.

•                                Cable channels made of perforated sheet shall be used on routes where cables pass densely.

•                                Cable ducts shall be grounded at all times. A grounding bridge will be made in the joints of the cable ducts (due to the integrity of the grounding).

•                                If the cable ducts are to be cut with special productions, the treated sections are painted with galvanized paint or RAL 9010 electrostatic paint. (With the approval of the inspection).

•                                Cables shall be laid on horizontal cable stairs without hooks, freely, properly, and the cables shall be connected to the cable duct with a plastic jute (not cable parts) every 1 m.

•                                In the surface-mounted installation, there will be labels containing the codes specified in the project and/or the relevant table code and line number in at least two places of the cables (the table and the device where the cable is connected).

•                                All glands in the surface installation will be selected in diameters suitable for the cable cross-sections. After the cables are passed through the fittings and their connections are completed, the fittings will be clogged with putty. Electric panels without fittings will not be approved and used.

•                                In places that will be subjected to mechanical impact (places required by Boiler, Booster, Pump, Cooling Centers and Production Units, etc.), galvanized or rubber-coated steel spiral pipes will be laid. Metal fittings will definitely be used in the galvanized pipe and/or device terminal box connections of the spiral pipe.

•                                Cables will be subjected to phase-to-phase and phase-to-earth test voltage before voltage is applied.

•                                Fireproof plastic or porcelain terminals will be used in the installation. It is strictly forbidden to use melting and burning type terminals.

•                                Switch and socket under the switch cannot be switched. Supply conductors and pipes will be installed separately.

•                                The number of sorties to be connected to the lighting and socket circuits shall not be more than 9 for lighting in single-phase circuits and 7 for socket outlets.

•                                Rated currents of switches should not be less than 10A and sockets should not be less than 16A.

In case of using a three-phase socket, the selection will be made considering the power and voltage drop of the device to be connected.

•                                Sockets will definitely be grounded type.

•                                In the tables used in the installation, the current drawn under full load will be balanced according to the phases.

5- GROUNDING INSTALLATION:

•                                All installations shall be made in accordance with recognized foreign regulations and standards and the relevant regulations and specifications of the Ministry of Public Works, İller Bank and the Ministry of Energy and Natural Resources. The additions and supplements listed above will be valid for the issues not disclosed here. Grounding systems to be made in the facility are listed below.

•                                Low voltage installation operating and protection grounding

•                                The following systems will be applied for low voltage protection grounding.

•                                If the branch lines inside the office are not shown in the project, they will be made with 16 mm2 braided copper.

•                                At least 50 mm2 copper will be blown through the channels or roads made for the cables that will feed the motor and lighting circuits, branch will be taken from this network and connection will be made to the table and similar device bodies.

•                                For the grounding of the motors, the 4th conductor of the supply cable will be connected to the metal body. The other end of this conductor will be connected to the ground fault of the table at the feeding point.

•                                The electrical resistance of the splices should be less than 0.5 ohms or the area of the contact surface should be at least twice the conductor cross section.

•                                Grounding (safety) conductors will start from the table they belong to and continue until the main grounding installation or the main panel ground fault.

6. TELEPHONE INSTALLATION

•                                In places where the electrical installation is under plaster, the telephone installation will also be made flush under galvanized or halogen-free pipe with plastic insulated or plastic sheathed special telephone cables with a diameter of at least 0.5 mm. Cables used in the installation will be manufactured in accordance with Turkish Standards.

•                                Cables will be passed through galvanized or halogen-free pipes under plaster and will be fixed on special crochet and iron consoles or sheet channel weak current sections on the surface. In the main line installation made with insulated conductors, the pairs will be made into a regular string and will be passed through the pipe after bending. Such lines will not be passed through damp places in any way.

•                                In places where high and weak current cables pass collectively, the necessary distance will be found between the cables belonging to the two types of installation. Cables with different voltage will never come into contact.

•                                Internal surface-mounted telephone installation will be made with insulated and sheathed telephone cables. The tables shall be laid horizontally, through the cable paths specified in the project, vertically, through halogen-free or galvanized pipes. The cables used will be produced in accordance with Turkish Standards.

•                                For the matters not mentioned in this specification, the provisions of TSE, BS, VDE or similar regulations and (TÜRK TELEKOM) specifications will be considered as the basis.

•                                The additions of the low current installation will be collected in a box in proportion to the possibilities and the adjacent boxes will be in the same size.

•                                Telephone connection boxes will be installed on surface of halogen free based material.

•                                Krone-type connection modules will be used in connection boxes between the main lines coming from the exchange and the subscriber cables. (Cut type.)

•                                Schemes containing connection schemes will be placed in the junction boxes.

•                                Insulation resistance of the installation (for each subscriber) shall not be less than 6 megaohms.

7. DESIGN AND INSTALLATION PRINCIPLES OF THE DETECTION-WARNING SYSTEM

•                                Before moving to each independent section, the fire detection system prepared according to the following principles and deemed appropriate by the technical staff to be assigned by the contributor and made according to the project must be in working order.

•                                After the detector layout and detector types are deemed appropriate by the technical personnel to be assigned by the floor owner, the construction of the system will start.

•                                At least one detector will be placed in each closed room, and one suitable type of detector will be placed for each 50-80 m2.

•                                In order for the detectors to be located in the workplace to adapt to the main system, that is to say to make the necessary notification to the center, the detectors will be the same brand and model as the detectors used throughout the building and will be supplied by the lessee and installed.

•                                Loudspeakers and flashers (audible and light warning devices) to be placed in the offices will be the same brand in order to adapt to the Office Tower main system.

•                                The system shall be a microprocessor-controlled fire detection and warning system that controls from addressable zones by considering the operating features of the building, other systems and installations installed.

8- MATERIAL LIST TO BE USED

LOW VOLTAGE INSTALLATION
1-

CABLES (External sheathed, solid or soft multi-wire and all halogen-free and low smoke emitting type NHXMH, NHXMH-FE 180, SIMH, etc.) Easily tearable silicone-based cables without TSE or international standards compliance certificate shall not be accepted.

PIRELLI/NEXANS
2-	E90 TYPE FIRE ALARM CABLES Capable of conducting current under flame for 30 minutes)	PIRELLI/NEXANS
3-	TELEPHONE CABLES (TINNED)	BİRTAŞ/KLAS/PET-KAB
4-	ELECTRONIC METERS	[IT WILL BE PROVIDED AND INSTALLED BY THE ADMINISTRATION. THE COST WILL BE CHARGED TO THE LESSEE.]
5-	BOARDS	ISO 9001 APPROVED LOCAL MANUFACTURER SIEMENS/SCHNEIDER/ABB
6-	COMPACT SWITCHES	SIEMENS/SCHNEIDER/ABB
7-	SWITCHED AUTOMATIC FUSES	SIEMENS/SCHNEIDER/ABB
8-	CONTACTORS	SIEMENS/SCHNEIDER/ABB
9-	MEASUREMENT DEVICES	SIEMENS/SCHNEIDER/ABB
10-	FUSED TERMINALS	WAGO/ WEIDMULLER/ PHOENIX CONTACT
11-	THERMAL RELAYS	SIEMENS/SCHNEIDER/ABB
12-	POWER CONTROL RELAYS	SIEMENS/SCHNEIDER/ABB
13-	PHASE PROTECTION RELAYS	SIEMENS/SCHNEIDER/ABB
14-	DIFFERENTIAL RELAYS	SIEMENS/SCHNEIDER/ABB
15-	IMPULS RELAYS	SIEMENS/SCHNEIDER/ABB
16-	POWER CONDENSATORS	SIEMENS/SCHNEIDER/ABB
17-	ELECTRONIC TIME RELAYS	SIEMENS/SCHNEIDER/ABB

18-	SIGNAL LAMPS	SIEMENS/SCHNEIDER/ABB
19-	START STOP BUTTONS	SIEMENS/SCHNEIDER/ABB TELEMECANIQUE/KLÖCKNER
20-	MUSHROOM BUTTONS	MOELLER/ ABB/ SIEMENS/ AEG
21-	PACCO SWITCHES	SIEMENS/ SCHNEIDER/ABB
22-	TERMINALS	WAGO/ WEIDMULLER/ PHOENIX CONTACT
23-	FLUORESCENT LUMINAIRE BALLASTS	PHILIPS/OSRAM/TRIDONIC OR EQUIVALENT
24-	LIGHTING BUS-BARS	EAE OR EQUIVALENT
25-	CABLE TRAYS	EAE/GERSAN
26-	PLASTERED ETHANE SOCKETS CEE TYPE	LEGRAND HYPRA/MENEKKES OR EQUIVALENT
27-	ELECTRIC PIPES (HALOGEN FREE)	İPEK/ENSMET]
28-	PIPE FITTING ELEMENTS (HALOGEN FREE)	İPEK/ENSMET]
29-	SURFACE-MOUNTED JUNCTIONS (HALOGEN-FREE)	İPEK/ENSMET]
30-	SPIRAL PIPES (HALOGEN FREE)	İPEK/ENSMET]
31-	PIPE ACCESSORIES (HALOGEN FREE)	İPEK/ENSMET]